EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal 2017 Results

DALLAS, Aug. 24, 2017 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), one of the original off-price retailers currently with over 720 stores across the United States specializing in name-brand, better/best products for the home selling luxury home textiles, home furnishings, housewares and seasonal decor, today announced financial results for the fourth quarter and fiscal year ended June 30, 2017:

  Fourth quarter comparable store sales increased 1.8%; the Company estimates the increase would have been approximately 2.5% when adjusted for the Easter timing shift
  Reduced ending inventory level by $20 million compared to the prior year
  Reduced outstanding revolver borrowings by $10 million compared to the third quarter of fiscal 2017

For the fourth quarter of fiscal 2017, net sales were $223.6 million, an increase of $0.8 million from the prior year period.  The Company operated 731 stores at the end of the fiscal year, which is a decrease of 20 stores from the prior year period.  Comparable store sales increased 1.8%.  Operating loss for the fourth quarter was $17.1 million.  Net loss for the fourth quarter was $17.3 million.  Diluted loss per share was $0.39.  Adjusted EBITDA, a non-GAAP financial measure which is described within this press release, was negative $9.8 million for the fourth quarter.

Steve Becker, Chief Executive Officer said, “Our distribution network is currently operating effectively and we believe we are well prepared for peak.  This quarter, our comparable sales were up 1.8%, and after adjusting for the Easter timing shift, we estimate the comp increase would have been approximately 2.5%. We also made progress against our strategic priorities – we reduced our inventory levels versus last year by $20 million, we reduced our bank line usage by $10 million compared to the prior quarter, we implemented an organizational restructuring, we continued to improve our supply chain efficiency while advancing our real estate strategy and are preparing to launch our new Tuesday Morning brand initiative.  It is also important to note that our fourth quarter operating loss was significantly burdened by the non-cash impact of previously incurred and capitalized supply chain costs.”

Mr. Becker continued, “Looking to fiscal 2018, we expect to see comparable store sales in the range of 2% to 5%.  We currently project that EBITDA will improve significantly year over year in spite of the amortization of the remaining portion of the elevated supply chain costs that we experienced in fiscal 2017.  We remain committed to funding our growth through internally generated cash flow and working capital management as we continue to see great prospects for the future of Tuesday Morning.”

Fourth Quarter Fiscal 2017 Financial Highlights:

  Net sales were $223.6 million, compared to $222.8 million for the fourth quarter of fiscal 2016.  The Company’s sales comparison to the prior year is impacted by the net closure of 20 stores during the current fiscal year.  Comparable store sales increased 1.8% compared to the same period a year ago, and were comprised of a 2.6% increase in customer transactions, partially offset by a 0.8% decrease in average ticket.  During the fourth quarter, 22 stores were relocated, eight stores were opened, three stores were expanded, and one store was closed, for an ending store count of 731 as of June 30, 2017.  Sales at the 52 stores relocated during the past 12 months increased approximately 54% on average for the fourth quarter of fiscal 2017 as compared to the prior year quarter and contributed approximately 300 basis points of comparable store sales growth.

  The Company’s operating loss for the fourth quarter of fiscal 2017 was $17.1 million, compared to an operating loss of $6.3 million in the fourth quarter of fiscal 2016.

  The Company reported a net loss of $17.3 million, or $0.39 per share, in the fourth quarter of fiscal 2017 compared to a net loss of $3.9 million, or $0.09 per share, in the fourth quarter of fiscal 2016.

  The Company’s fourth quarter results were adversely impacted by the recognition of previously capitalized supply chain and freight costs, driven significantly by elevated costs resulting from its supply chain issues experienced earlier in the year.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of negative $9.8 million for the fourth quarter of fiscal 2017, compared to Adjusted EBITDA of $1.8 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Fourth Quarter Fiscal 2017 Results of Operations
For the fourth quarter of fiscal 2017, Tuesday Morning reported gross profit of $70.3 million and gross margin of 31.4%, compared to $79.0 million of gross profit and gross margin of 35.4% in the fourth quarter of fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period.  The impact of the previously capitalized supply chain and freight costs recognized in the fourth quarter was a 410 basis point decrease to the Company’s gross margin rate, as compared to the prior year period, driven significantly by elevated costs resulting from its supply chain issues experienced earlier in the year.  Additionally, markdowns increased in the current period.  Partially offsetting these increases in costs was an improvement in initial merchandise mark-up.

Selling, general and administrative expenses (SG&A) increased 2.5% to $87.4 million in the fourth quarter of fiscal 2017, compared to $85.3 million in the same period last year.  As a percentage of net sales, SG&A was 39.1% for the fourth quarter of fiscal 2017 compared to 38.3% in the same period last year. This increase in SG&A as a percentage of net sales was driven primarily by higher store rent, depreciation and real estate project expenses, due in part to the Company’s strategy to improve store real estate, along with increased corporate labor costs.  Partially offsetting these increased costs were reductions in certain other corporate expenses, including legal and professional fees, which decreased as a percentage of net sales in the current year quarter from the prior year quarter.

Fiscal 2017 Financial Highlights:

  Net sales were $966.7 million, compared to $956.4 million for fiscal 2016.  Comparable store sales increased 2.2% compared to the same period a year ago, and were comprised of a 3.4% increase in customer transactions, partially offset by a 1.2% decrease in average ticket.  The Company’s fiscal 2017 net sales were negatively impacted by lower than plan store level inventories for a portion of the year due to the supply chain challenges experienced during the year, as well as 20 fewer stores.   During fiscal 2017, 52 stores were relocated, 21 stores were opened, 13 stores were expanded, and 41 stores were closed, for an ending store count of 731.  Sales at the 52 stores relocated during the past 12 months increased approximately 52% on average for fiscal 2017 as compared to fiscal 2016 and contributed approximately 290 basis points of comparable store sales growth.

  The Company’s operating loss for fiscal 2017 was $32.3 million, compared to operating income of $2.4 million for fiscal 2016.

  The Company reported a net loss of $32.5 million, or $0.74 per share, for fiscal 2017 compared to net income of $3.7 million, or $0.08 per share, in the prior year period.

  The Company’s fiscal 2017 results were adversely impacted by increased supply chain and freight costs, driven significantly by elevated costs resulting from its supply chain issues experienced earlier in the year.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of negative $2.8 million for fiscal 2017, compared to Adjusted EBITDA of $30.3 million for fiscal 2016.  A reconciliation of GAAP and non-GAAP measures is provided below.

Fiscal 2017 Results of Operations
For fiscal 2017, Tuesday Morning reported gross profit of $320.7 million and gross margin of 33.2%, compared to $341.8 million of gross profit and gross margin of 35.7% in fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period.  The impact of elevated supply chain and freight costs was a 250 basis point decrease to the Company’s gross margin rate in fiscal 2017, as compared to the prior year, driven significantly from its supply chain issues experienced earlier in the year.  Additionally, markdowns increased in the current year.  Partially offsetting these increases in costs was an improvement in initial merchandise mark-up.

SG&A for fiscal 2017 increased 4.0% to $353.0 million, compared to $339.4 million in the same period last year.  As a percentage of net sales, SG&A was 36.5% for fiscal 2017 compared to 35.5% for the prior year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent, depreciation and real estate project expenses, due in part to the Company’s strategy to improve store real estate and increased corporate labor and share-based compensation expense in the current period as compared to the prior year period due to executive vacancies in the prior year period.  Additionally, the Company continued to invest in technology and infrastructure which drove incremental costs related to systems in comparison to the prior year period. Partially offsetting these increased costs were reductions in certain other corporate expenses, including legal and professional fees, which decreased as a percentage of net sales from the prior year.

The Company ended fiscal 2017 with $6.3 million in cash and cash equivalents, and a balance of $30.5 million borrowed under its line of credit, a $10 million reduction from its third fiscal quarter.  Inventories at the end of fiscal 2017 were $221.9 million compared to $242.3 million at the end of fiscal 2016, down $20.4 million or 8.4%.  The decrease in inventory was driven primarily by lower inventory levels in the Company’s distribution centers, and was offset slightly by increased buying, distribution, and freight costs which are capitalized into inventory.   The Company’s inventory turnover for the trailing five quarters as of June 30, 2017 was 2.5 turns, consistent with the trailing five quarter turnover as of June 30, 2016 of 2.5 turns.

Recognition of Gain on Sale Leaseback Transaction from Prior Year
In the fourth quarter of fiscal 2016, the Company recognized a $2.5 million gain on sale related to a sale-leaseback transaction that occurred during that quarter.  In the fourth quarter of fiscal 2017, $0.2 million of the deferred portion of the total gain on this transaction was recognized.  For the full year fiscal 2017, $0.7 million of the deferred portion of the total gain on this transaction was recognized.

Fiscal Year 2018 Outlook
The Company currently expects comparable sales for fiscal 2018 to increase 2% to 5%. Gross margin is expected to show year over year improvement beginning in the second half of fiscal 2018 resulting in significant projected EBITDA improvement.  Capital expenditures are expected to be in the range of approximately $25 million to $30 million in fiscal 2018, with a continuing focus on real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand- name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogs and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 720 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review fourth quarter fiscal 2017 financial results today, August 24, 2017, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, August 24, 2017 through 10:59 a.m., Central Time, Sunday, August 27, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 59480579.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words or words that state other “forward-looking” information because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, future results of operations, future financial position, and our current business outlook.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Adjusted EBITDA:

The following table reconciles net income/(loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Net income/(loss) (GAAP)	$(17,321)	$(3,851)	$(32,542)	$3,713
Depreciation and amortization	5,714	4,629	21,349	16,010
Interest expense, net	416	155	1,443	977
Income tax provision/(benefit)	84	(93)	197	263
EBITDA	$(11,107)	$840	$(9,553)	$20,963
Share-based compensation expense (1)	960	1,245	4,184	3,115
Cease-use rent expense (2)	575	175	1,135	3,200
Phoenix distribution center related expenses (3)	—	1,386	2,196	4,457
Other strategic initiatives (4)	—	665	—	1,079
Gain on sale of assets (5)	(185)	(2,515)	(741)	(2,515)
Adjusted EBITDA (non-GAAP)	$(9,757)	$1,796	$(2,779)	$30,299

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination. While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
(3) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs. The prior year adjustment also includes rent and operating costs prior to operations commencing at the distribution center.
(4) Adjustment includes certain expenses related to customer research, store prototype development, and an inventory management project.
(5) Adjustment includes the gain recognized from the sale leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(audited)

Net sales	$223,642	$222,812	$966,665	$956,396
Cost of sales	153,374	143,841	645,920	614,594
Gross profit	70,268	78,971	320,745	341,802

Selling, general and administrative expenses	87,397	85,252	353,025	339,398

Operating income/(loss)	(17,129)	(6,281)	(32,280)	2,404

Other income (expense):
Interest expense	(424)	(202)	(1,485)	(1,068)
Other income	316	2,539	1,420	2,640
Income/(loss) before income taxes	(17,237)	(3,944)	(32,345)	3,976

Income tax provision/(benefit)	84	(93)	197	263

Net income/(loss)	$(17,321)	$(3,851)	$(32,542)	$3,713

Earnings/(Loss) per share
Net income/(loss) per common share:
Basic	$(0.39)	$(0.09)	$(0.74)	$0.08
Diluted	$(0.39)	$(0.09)	$(0.74)	$0.08

Weighted average number of common shares:
Basic	44,027	43,788	43,943	43,705
Diluted	44,027	43,788	43,943	43,736

Tuesday Morning Corporation (continued)
Consolidated Balance Sheets
(in thousands)
			June 30,	June 30,
			2017	2016
			(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents			$6,263	$14,150
Inventories			221,906	242,315
Prepaid expenses			6,367	6,620
Other current assets			1,982	512
Total Current Assets			236,518	263,597
Property and equipment, net			118,397	94,723
Deferred financing costs			986	1,312
Other assets			2,252	2,338
Total Assets			$358,153	$361,970

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$67,326	$80,853
Accrued liabilities			44,260	43,797
Income taxes payable			11	—
Total Current Liabilities			111,597	124,650

Borrowings under revolving credit facility			30,500	—
Deferred rent			13,883	6,747
Asset retirement obligation — non current			2,307	2,561
Other liabilities — non current			1,027	730
Total Liabilities			159,314	134,688

Stockholders' equity			198,839	227,282
Total Liabilities and Stockholders' Equity			$358,153	$361,970

Tuesday Morning Corporation (continued)
Consolidated Statement of Cash Flows
(in thousands)
			Twelve Months Ended June 30,
			2017	2016
			(audited)
Cash flows from operating activities:
Net income/(loss)			$(32,542)	$3,713
Adjustments to reconcile net income/(loss) to net
cash provided by operating activities:
Depreciation and amortization			21,349	16,010
Amortization of financing costs			326	462
Loss on disposal of assets			79	700
Gain on sale-leaseback transaction			(741)	(2,515)
Share-based compensation			4,184	3,115
Construction allowances from landlords			2,566	—
Deferred income taxes			31	11
Change in operating assets and liabilities:
Inventories			20,339	(32,043)
Prepaid and other current assets			(1,138)	633
Accounts Payable			(16,337)	6,611
Accrued liabilities			(2,047)	6,653
Deferred rent			4,964	2,805
Other liabilities—non-current			(648)	2,268
Income taxes payable			19	(10)
Net cash provided by operating activities			404	8,413

Cash flows from investing activities:
Capital expenditures			(41,682)	(45,545)
Proceeds from sale-leaseback transaction			—	8,797
Purchase of intellectual property			(5)	(1,318)
Proceeds from sale of assets			127	41
Net cash used in investing activities			(41,560)	(38,025)

Cash flows from financing activities:
Proceeds under revolving credit facility			176,500	—
Repayments under revolving credit facility			(146,000)	—
Change in cash overdraft			2,810	—
Proceeds from the exercise of employee stock options			8	5
Payments on capital leases			(26)	—
Purchase of treasury stock			(23)	(128)
Payment of financing costs			-	(903)
Net cash provided by/(used in) financing activities			33,269	(1,026)

Net decrease in cash and cash equivalents			(7,887)	(30,638)

Cash and cash equivalents, beginning of period			14,150	44,788

Cash and cash equivalents, end of period			$6,263	$14,150

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA:
Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955
BAustin@perryst.com